FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. APPOINTS RICCARDO BERTOCCO AS AN INDEPENDENT MEMBER

OF THE BOARD OF DIRECTORS

Richard Sanders to Retire from the Board of Directors

Oklahoma City, Oklahoma – April 10, 2025 - LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”), today announced that it has appointed Riccardo Bertocco as an independent member of the Board of Directors (“the Board”) of the Company effective April 9, 2025. Mr. Bertocco will stand for direct election by shareholders for the first time at the annual meeting of stockholders on May 15, 2025 (the “2025 Annual Meeting”).

Mr. Bertocco has worked extensively in management consulting for more than 25 years, partnering with senior executives and management teams within a number of sectors including oil and gas, utilities, IT/technology, private equity, infrastructure and education. In this capacity, he focused on his clients’ most pressing strategic issues, including energy transition, large scale transformations, growth strategy, operational optimization, organizational redesign and change management and digital transformations, among others. Most recently, Mr. Bertocco served as Managing Director and Partner at Boston Consulting Group from 2018 to 2023, where he led the Power and Utilities sector, with a focus on Energy Transition, Low Carbon Fuels and Renewables. Prior to joining Boston Consulting Group, Mr. Bertocco served as a Partner at Bain & Company, working with clients in the oil and gas sector throughout Europe and the Americas.

Mr. Bertocco holds a B.S. in Business Administration from Bocconi University in Milan, Italy and an M.B.A. in Corporate Finance and Entrepreneurial Management from The Wharton School of the University of Pennsylvania. He is the author of several papers on the evolution of midstream infrastructure in the U.S., decarbonization pathways for U.S. states and corporations. He recently served on the Board of the Best in Class initiative in Dallas.

“We are pleased to have Riccardo as a new member of our Board,” said Mark Behrman, LSB’s Chairman & Chief Executive Officer. “We believe that his background in renewables and low carbon products will be an asset to our Company as we evaluate our future opportunities in those markets. In addition, his experience in advising and guiding companies in their efforts to achieve operational excellence and growth will support our ongoing initiatives to maximize profitability and shareholder value.”

The Company also announced that on April 9, 2025, Richard Sanders informed the Board of his decision not to stand for re-election as a director at the annual meeting of stockholders citing personal reasons. As a result, his term will expire on May 15, 2025.

“Since becoming a member of our Board in 2014 and serving as our Interim EVP of Chemical Manufacturing in 2015 and 2016, Richard’s contributions have been invaluable to our Company’s operational and financial transformation,” stated Mr. Behrman. “On behalf of the entire Board of Directors, I would like to thank Richard for his years of service to LSB and wish him all the best for the future.”

About LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, is committed to playing a leadership role in the energy transition through the production of low and no carbon products that build, feed and power the world. The LSB team is dedicated to building a culture of excellence in customer experiences as we currently deliver essential products across the industrial and agricultural end markets and, in the future, the energy markets. The company manufactures ammonia and ammonia-related products at facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma and operates a facility for a global chemical company in Baytown, Texas. Additional information about LSB can be found on our website at www.lsbindustries.com.

Investor Contacts: Fred Buonocore, CFA, Vice President of Investor Relations (405) 510-3550 fbuonocore@lsbindustries.com	Media Contact: David Kimmel, Director of Communications (405) 815-4645 dkimmel@lsbindustries.com